Exhibit 99.1

300 Throckmorton Street Fort Worth, TX 76102

KMG Completes Acquisition of Flowchem LLC

FORT WORTH, Texas—(GLOBE NEWSWIRE)—June 15, 2017—KMG (NYSE: KMG), a global provider of specialty chemicals, today announced it has completed the acquisition of Flowchem, a leading manufacturer of pipeline performance products, from Arsenal Capital Partners.

“We’re pleased to announce the completion of this strategic acquisition and we welcome Flowchem’s dedicated and talented team to KMG,” said Chris Fraser, KMG’s Chairman and CEO. “Flowchem is a unique asset that enables KMG to further expand and strengthen our growth platform serving the global pipeline and energy services market. Flowchem’s technology and capabilities complement our valve lubricants, sealants and services business, enhancing the breadth of high-performance products and services KMG provides to optimize pipeline efficiency, lower operating costs and enhance safety.”

Mr. Fraser continued, “Flowchem has a track record of impressive financial performance, with strong growth, robust margins and strong cash flow generation. Flowchem adds significant size, scale and diversity to our operations, and will be highly accretive to our EBITDA, our margins and our adjusted earnings per share. Supported by the strong cash flow of our combined businesses, we intend to de-lever our balance sheet prudently and quickly.”

Based in Waller, Texas, Flowchem is a leading global provider of drag-reducing agents (DRAs), related support services and equipment to midstream crude oil and refined fuel pipeline operators. DRAs are specialty chemicals used in midstream pipelines to reduce friction near the pipeline walls and within the turbulent fluid flowing through the pipeline network. By lessening fluid turbulence in pipelines, DRAs are highly effective in optimizing pipeline flow and lowering pipeline operating costs by increasing throughput capacity and reducing operating pressure.

“We’re excited to join KMG,” said Manuel Silva III, Flowchem’s President. “Flowchem’s products and solutions for optimizing pipeline performance are strongly aligned with KMG’s existing offerings for the global energy services market, and our combined capabilities will enable us to more comprehensively serve our customers worldwide.”

As previously disclosed, Flowchem generated adjusted EBITDA of approximately $43 million over the last twelve months. KMG anticipates $2-3 million of immediate annual synergies from management and operational benefits, and another $1-2 million of annual operational synergies over time.

KMG acquired Flowchem for a purchase price of $495 million in cash, including working capital of approximately $15.5 million. KeyBank National Association acted as agent, and KeyBanc Capital Markets Inc., HSBC Securities (USA) Inc. and JPMorgan Chase Bank, N.A. acted as joint lead arrangers and bookrunners for the loan commitment totaling $600 million, which include a syndicated term loan of $550 million and a revolving credit facility of $50 million.

Phone: 817.761.6100 ● Fax: 817.720.1043

www.kmgchemicals.com ● NYSE: KMG

The term loan and revolving credit facility bear interest at varying rates of LIBOR plus a margin based on net funded debt to EBITDA. As of June 15, 2017, KMG’s outstanding borrowings on the term loan are $550 million, bearing interest at LIBOR plus 4.25%.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals and performance materials to the semiconductor, industrial wood preservation, and pipeline and energy markets. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

KMG Investor Relations

Eric Glover, 817-761-6006

eglover@kmgchemicals.com

Phone: 817.761.6100 ● Fax: 817.720.1043

www.kmgchemicals.com ● NYSE: KMG

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